                                      To Become Effective Upon
                                      Filing Pursuant to Rule 462.



   As filed with the Securities and Exchange Commission on June 10,
1996

                                Registration No. 333-_________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         Nyer Medical Group, Inc.
            (Exact name of registrant as specified in its charter)

      Florida                                           65-0044209
(State or other jurisdiction                       (I.R.S. Employer
 of incorporation or organization)              Identification No.)



                         1292 Hammond Street, Bangor, Maine  04401
    (Address of Principal Executive Offices)            (Zip Code)

                Agreement between Nyer Medical Group, Inc. and
                             Genetic Vectors, Inc.
                           (Full title of the plan)


                            Michael D. Harris, Esq.
                  Cohen, Chernay, Norris, Weinberger & Harris
                        712 U.S. Highway One, Suite 400
                 North Palm Beach, Florida 33408
                    (Name and address of agent of service)

                         (407) 844-3600
         (Telephone number, including area code, of agent for service)



Approximate Date of Commencement of Proposed Sales under the Plan:
                       as soon as practicable after this
            Registration Statement becomes effective.

                         Calculation of Registration Fee


Title of                     Proposed       Proposed
Securities     Amount To     Maximum        Maximum         Amount of
To be              Be     Offering Price    Aggregate      Registration
Registered     Registered     Per Share  Offering Price*      Fee*


Common Shares,
par value $.0001
per share          8,000       $16.31        $130,480          100**




       * Calculated pursuant to Rule 457(c) based on the average of the bid and asked price of the Company's stock on June 3rd, 1996.

      **    Minimum fee allowable.

         PART II - INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.      Incorporation of Documents by Reference.

     There are incorporated herein by reference the following documents:

       1. Nyer Medical Group, Inc.'s (the "Company") latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") which contains, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed.

       2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports.

       3. The description of the Company's common stock contained in the Company's Registration Statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       4. All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.      Description of Securities.

                    Not applicable.

Item 5.      Interests of Named Experts and Counsel.

                    None.

Item 6.      Indemnification of Directors and Officers.

             The Company's by-laws, provide that the Company shall indemnify its current and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of the Company subject to the qualifications contained in Florida law as it now exists. Florida law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable for negligence or misconduct, in the performance of his or her duties such indemnification shall apply only if approved by the Court of Chancery or the Court in which the action was pending. Any other indemnification shall be made only after the determination by the board of directors (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of stockholders (including any stockholders who were parties to such action).

             INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER
             THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.      Exemption from Registration Claimed.

                    Not applicable.

Item 8.      Exhibits.

                    Exhibit 4 Agreement between the Company and Genetic
                              Vectors, Inc. dated March 25, 1996,

                    Exhibit 5 Opinion of Cohen, Chernay, Norris, Weinberger &
                                         Harris

                    Exhibit 24 Consent of Coopers & Lybrand

                    Exhibit 24.1 Consent of Cohen, Chernay, Norris,
                                 Weinberger & Harris*


*      Contained in the Opinion of Cohen, Chernay, Norris, Weinberger
                                   & Harris


Item 9.      Undertakings.

                    The undersigned Registrant hereby undertakes:

                    (1)To file, during any period in which offers or sales
              are being made, a post-effective amendment to this Registration Statement;

                    (2)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                                (i)To reflect in the prospectus any facts or
events arising after the effective date of the Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                (ii)  To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                      Provided, however, that paragraphs (i) and
(ii) do not apply since the Registration Statement is on Form S-8 and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                    (3)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

                    (4)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (5)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (6)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bangor, Maine, on this 5th day of June 1996.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of Nyer Medical Group, Inc. has been signed by the following persons in the capacities and on the dates indicated.


       Signatures                         Title                  Date


/s/ Samuel Nyer               Chairman of the Board      June __, 1996
Samuel Nyer


/s/ Karen L. Wright           Treasurer (Principal       June __, 1996
Karen L. Wright               Financial and
                              Accounting Officer)

/s/ William Clifford, Jr.           Director             June__, 1996
William Clifford, Jr.


/s/ Michael Anton                   Director             June __, 1996
Michael Anton


/s/ Donald Lewis                    Director             June __, 1996
Donald Lewis


/s/ Kenneth Nyer, M.D.              Director             June __, 1996
Kenneth Nyer, M.D.


/s/ Howard Parker, M.D.             Director             June __, 1996
Howard Parker, M.D.


/s/ Daniel Striar                   Director             June __, 1996
Daniel Striar

                                EXHIBIT INDEX


EXHIBIT NUMBER               ITEM

       4                Agreement between the Company and Genetic
                        Vectors, Inc. dated March 25, 1996

       5                Opinion of Cohen, Chernay, Norris, Weinberger &
                        Harris

       24               Consent of Coopers & Lybrand

       24.1             Consent of Cohen, Chernay, Norris, Weinberger &
                        Harris*


*      Contained in the Opinion of Cohen, Chernay, Norris, Weinberger
                                   & Harris

                                     EXHIBIT 4

                          Nyer Medical Group, Inc.
                              72 Center Street
                              Brewer, Maine  04412
                               (207) 942-5273


                                              June 5, 1996



VIA FACSIMILE (305) 662-1801

Dr. and Mrs. Mead M. McCabe
University of Miami
School of Medicine
1600 N.W. 10th Avenue
Miami, FL  33136

Mr. Mead M. McCabe, Jr.
Genetic Vectors, Inc.
12901 S.W. 63rd Court
Miami, FL  33156

       Re:   Genetic Vectors, Inc.


Dear Dr. McCabe, Mrs. McCabe and Mr. McCabe:

       This letter sets forth our respective agreement to spin-off 32% of the shares of Genetic Vectors, Inc. ("Vectors"), exchange the shares of preferred stock of Nyer Medical Group, Inc. (the "Company") owned by Dr. Mead and Mrs. Marigrace McCabe for 20% of Vectors, provide for the payment of certain interim expenses of Vectors and to compensate Dr. Mead McCabe and Mead McCabe, Jr. for certain consulting services provided to Vectors prior to the spin-off. Our agreement is as follows:

1. Spin-off of Genetic Vectors, Inc. and Sale of the Company's Preferred Stock. As promptly as possible following execution of this agreement, the Company shall take appropriate steps to recapitalize Vectors increasing its authorized capital to 10,000,000 shares of common stock, $.001 par value, issue to Dr. Mead and Mrs. Marigrace McCabe 20% of the outstanding shares of Vectors while retaining for its own account 80% of the outstanding shares of Vectors. The Company, Dr. McCabe and Mr. McCabe shall use their best efforts to file a registration statement with the Securities and Exchange Commission and prepare such other necessary documentation in order to spin-off 32% of the outstanding shares of common stock of Vectors to the shareholders of the Company leaving the Company with 48% after the spin-off. Simultaneous with the issuance of the options described in Paragraph 4 herein,

      Dr. McCabe and Mrs. McCabe shall exchange all of the Class B Preferred Stock of the Company owned by them for 20% of the outstanding shares of common stock of Vectors after giving effect to the recapitalization. At the time of such exchange, Dr. McCabe and Mrs. McCabe shall tender all certificates together with a stock power with medallion guarantee endorsed thereon. The foregoing percentages do not give effect to (i) the issuance of any securities by Vectors in connection with certain interim bridge financing in the minimum amount of $250,000 to be obtained by Vectors ("the Bridge Financing"), (ii) the sale by Vectors of its securities in connection with a public offering of its common stock, or (iii) the issuance of any stock options to employees or warrants or other rights as underwriting compensation.

2. Interim Payments to Genetic Vectors, Inc. Simultaneously with the execution of this agreement, the Company shall pay to Vectors $7,000 and commencing on March 18, 1996, pay to Vectors the sum of $1,000 per week until such time as the earlier of completion of the spin-off or the Bridge
      Financing. The parties hereto agree that such sum of $1,000 per week is to be used by Vectors to pay a consulting fee to Mead McCabe, Jr. in the same amount.

3. Assumption of Certain Obligations. The Company agrees to assume approximately $20,000 in past due obligation of Vectors due to trade creditors subject only to the issuance by Shamrock Partners, Ltd. of a letter of intent providing for a public offering of the securities of Vectors on a firm commitment basis in an amount of at least $3,000,000 prior to underwriting discounts and expenses and without giving effect to any over-allotment option and further subject to the issuance of a letter of intent by Shamrock Partners, Ltd. ("Shamrock") committing to effect the Bridge Financing on an agency basis within 15 days after completion of bridge loan documents. The Company also confirms that it has paid all past due sums including interest and penalties owed by Vectors to the Internal Revenue Service representing Vectors' withholding tax obligations.

4. Consulting Services. Dr. and Mr. McCabe agree to act as consultants to Vectors prior to completion of the Bridge Financing and provide such services as are reasonably requested by Shamrock or the Company such as preparation of a business plan, communications with employees and attorneys for the Company relating to the business of Vectors and preparation of an appropriate registration statement or registration statements necessary in connection with the spin-off and any public offering of Vectors' securities. In connection with such consulting services upon execution of this agreement, the Company shall issue an aggregate of 8,000 vested non-qualified stock options of the Company to Dr. and Mr. McCabe (6,000 options and 2,000 options, respectively) exercisable over a five-year term at $4 5/8 per share. The Company further agrees to file a registration statement on Form S-8 for the shares of common stock underlying such options which registration statement shall be filed in conjunction with the Company's filing of its Form 10-KSB for the year ended December 31, 1995. Dr. McCabe, Mrs. McCabe and Mr. McCabe acknowledge that they have no right to acquire any additional securities of the Company other than the 8,000 options described above. In addition to stock options, Vectors shall pay Dr. McCabe and Mr. McCabe such additional compensation as may be agreed upon by Mr. McCabe, Dr. McCabe, Vectors and Shamrock. The Company shall not be responsible for any such additional compensation.

5. Termination of December 1991 Agreement. Upon issuance to you and your wife of 20% of the outstanding stock of Vectors, your transfer to the Company of the Preferred Stock held by you and your wife and receipt of the Irrevocable Proxy, as set forth in paragraph six hereof, the Agreement and Plan of Reorganization dated December 30, 1991 among the Company, Vectors and Dr. and Mrs. McCabe shall terminate. All other obligations between Vectors and the Company or Vectors and Dr. and Mr. McCabe shall remain outstanding and unaffected by this agreement. Dr. and Mrs. McCabe acknowledge that they have no further right to appoint any member to the Board of Directors of the Company.

6. Voting Control. We agree that the Company shall grant you a proxy on terms reasonably acceptable to you and the Company providing that for a period of five years from the date hereof, the Company shall vote its shares of common stock of Vectors in order to elect a board of directors of one person designated by the Company and the remaining persons selected by you. However, nothing contained herein shall restrict the Company from selling its Vectors common stock and any shares of Vectors common stock sold by the Company shall not be subject to the terms of proxy.

7. Change of Fiscal Year. As promptly as possible following execution of this agreement, Vectors shall change its fiscal year to November. Furthermore, as long as the Company is required to report Vectors' Results of Operations on the Company's Results of Operations, Vectors shall send to the Company a copy of its Form 10-QSB (Form 10-Q) and Form 10-KSB (Form 10-K) at the same time as it transmits such forms for filing with the Securities and Exchange Commission.

       This agreement is subject to the Company obtaining approval of its board of directors on or before March 25, 1996.

       If the foregoing is acceptable to you, please execute a copy of this agreement evidencing your agreement to its terms.


SN:rsr

cc:    Michael D. Harris, Esq.
       Clay Parker, Esq.


       We hereby agree to the contents of the foregoing letter agreement.

Date:  March __, 1996

                                EXHIBIT 5

                                        June 5, 1996


Nyer Medical Group, Inc.
1292 Hammond Street
Bangor, Maine 04402

       Re:   Nyer Medical Group, Inc./Form S-8


Dear Sirs:

       You have advised us that Nyer Medical Group, Inc. (the "Company") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") with respect to 8,000 shares of common stock, par value $.0001 per share.

       In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company's shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

       You have advised us that as of June 4, 1996 the Company's authorized capital consists of 10,000,000 shares of common stock, par value $.0001, of which 3,072,793 shares have been issued. You have further advised us that the Company has received valid consideration for the issuance of these shares.

       After having examined the Company's articles of incorporation, as amended, bylaws, minutes, agreement between the Company and Dr. and Mrs. Mead McCabe and Mead M. McCabe, Jr. dated March 25, 1996 and financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock (numbering 3,072,793) are, and the unissued securities to be offered by the Company itself pursuant to the Registration Statement will be, when offered and sold fully paid and nonassessable, duly authorized and validly issued.

                                   Very truly yours,

                                   /s/ COHEN, CHERNAY, NORRIS,
                                    WEINBERGER & HARRIS

                                EXHIBIT 24

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Nyer Medical Group, Inc. on Form S-8 of our report dated March 28, 1996, on our audits of the consolidated financial statements of Nyer Medical Group, Inc. as of December 31, 1995 and 1994, and for the years ended, which report is incorporated by reference in the annual report on Form 10-KSB.



                                            /s/ Coopers & Lybrand L.L.P.


Portland, Maine
June 5, 1996